Exhibit 11

CBRE REALTY FINANCE, INC. AND
ARBOR REALTY TRUST, INC. REACH AGREEMENT

Arbor Withdraws Director Slate

HARTFORD, Conn. and UNIONDALE, N.Y., April 23, 2008 /PRNewswire-FirstCall via COMTEX News Network/ -- CBRE Realty Finance, Inc. (NYSE: CBF) (the "Company") and Arbor Realty Trust, Inc. (NYSE: ABR) today announced that they have reached an agreement relating to the CBRE Realty Finance 2008 Annual Meeting of Stockholders.

Under the terms of the agreement, Arbor has withdrawn its nomination of a slate of directors for election at the CBRE Realty Finance 2008 Annual Meeting of Stockholders and will not initiate any proxy solicitation.  Arbor has also agreed to vote all shares which it is entitled to vote in support of all of the CBRE Realty Finance Board’s director nominees at the 2008 Annual Meeting.  Arbor also has agreed to abide by certain standstill provisions for the next 12 months.

CBRE Realty Finance has agreed that, if its Board during the next 12 months begins a process of seeking proposals for the acquisition of all or substantially all of the common stock or assets of the Company, Arbor will be afforded the opportunity to participate in such a process.  CBRE Realty Finance is not required to run any process of this type, and there is no assurance that it will.

Kenneth J. Witkin, President and Chief Executive Officer of CBRE Realty Finance, said, “We are pleased to have reached this agreement with Arbor and believe this outcome is in the best interests of our Company and all of our stockholders.  Our Board and management team remain focused on improving the Company’s operations and financial performance.  Furthermore, our Board continues to actively work with our financial advisor to identify and evaluate a range of strategic and operational initiatives to enhance stockholder value.”

“We are pleased that Arbor and CBRE Realty Finance have resolved our differences and that there will be no contested election at the CBRE Realty Finance stockholder meeting this year,” said Ivan Kaufman,

Chairman, President and Chief Executive Officer of Arbor.  “It was always Arbor’s objective to sit down with CBRE Realty Finance and try to work out a mutual deal and Arbor believes this puts it in a good position to accomplish this, avoiding a lengthy, adversarial and expensive proxy contest.  This also allows the management teams of each company to concentrate on their businesses and focus on increasing stockholder value.”

The Company plans to file with the SEC and mail to its stockholders a definitive proxy statement (the "2008 Proxy Statement") relating to its 2008 annual meeting of stockholders, which has not yet been scheduled.  The Company, its directors and certain of its officers may be deemed, under the SEC's rules, to be participants in a solicitation of proxies from its stockholders in connection with the 2008 annual meeting of stockholders. Information regarding those directors and officers and their respective interests is set forth in the Schedule 14A filed by the Company with the SEC on February 4, 2008. Investors should read the 2008 Proxy Statement when it becomes available because it will contain important information. Investors can obtain the Schedule 14A and, after it is filed, will be able to obtain the 2008 Proxy Statement for free at the SEC's website at www.sec.gov and the Company's website at www.cbrerealtyfinance.com.

About CBRE Realty Finance, Inc.
CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company's website at http://www.cbrerealtyfinance.com.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company's business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company's forward-looking statements include the Company's future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, the Company's ability to begin making investments in the future, availability, terms and development of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company's investments, the status of the class action lawsuit and any future litigation that may arise, the ultimate proceeds of the EOP assets that underlie the Company's $40 million mezzanine investment and resolution of the Company's $42.8 million B-note investment, and other factors, which are beyond the Company's control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

About Arbor Realty Trust, Inc.
Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multifamily and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 sales and origination support offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2007 and its other reports filed with the SEC. Such forward- looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

AT CBRE REALTY FINANCE:
Michael Angerthal
Chief Financial Officer
(860) 275-6222
michael.angerthal@cbrerealtyfinance.com

AT ARBOR REALTY TRUST:
Paul Elenio (Investors)	Bonnie Habyan (Media)
Chief Financial Officer	SVP of Marketing
(516) 832-7422	(516) 229-6615
pelenio@arbor.com	bhabyan@arbor.com

Stephanie Carrington (Investors)
The Ruth Group
(646) 536-7017
scarrington@theruthgroup.com

SOURCE CBRE Realty Finance, Inc., Arbor Realty Trust, Inc.

http://www.cbrerealtyfinance.com

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